Issuer Free Writing Prospectus

(relating to Preliminary Prospectus Supplement dated

May 31, 2011 and Prospectus dated May 27, 2010)

Filed pursuant to Rule 433

Registration Number 333-167140

AIRGAS, INC.

FINAL TERM SHEET

May 31, 2011

2.950% Senior Notes due 2016
Issuer:	Airgas, Inc.
Trade Date:	May 31, 2011
Settlement Date:	June 3, 2011 (T+3)
Legal Format:	SEC Registered
Principal Amount:	$250,000,000
Denominations:	$2,000 x $1,000
Maturity Date:	June 15, 2016
Coupon (Interest Rate):	2.950%
Interest Payment Dates:	June 15 and December 15, beginning on December 15, 2011
Price to Public:	99.860%
Benchmark Treasury:	1.750% due May 31, 2016
Benchmark Treasury Price and Yield:	100-10 3/4 and 1.680%
Spread to Benchmark Treasury:	T + 130 bps
Yield to Maturity:	2.980%
Redemption Provisions:
Make-whole call	Callable at the greater of par or the make-whole (Treasury Rate plus 20 bps) at any time before 1 month prior to maturity
Par call	At any time on or after 1 month prior to maturity
CUSIP:	009363 AL6
ISIN:	US009363AL64
Ratings*:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services
Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC
Lead Managers:	SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

Co-Managers:

Credit Agricole Securities (USA) Inc.

SMBC Nikko Capital Markets Limited

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

PNC Capital Markets LLC

HSBC Securities (USA) Inc.

RBS Securities Inc.

Santander Investment Securities Inc.

*Note: An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated or Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at the following collect number 1-866-471-2526, calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322 or dg.prospectus_requests@baml.com or calling or emailing Wells Fargo Securities, LLC toll-free at 1-800-326-5897 or cmClientsupport@wachovia.com.

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